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                                                                       Exhibit 5

                       [LETTERHEAD OF COZEN AND O'CONNOR]

                                October 2, 1996
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Pierce Leahy Corp.
631 Park Avenue
King of Prussia, PA  19406

               Re:    Registration Statement on Form S-4
                      File No. 333-9963
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Ladies and Gentlemen:

               As counsel to Pierce Leahy Corp. (the "Company"), we have assisted in the preparation of the Company's Registration Statement on Form S-4, File No. 333-9963 (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Registration Statement covers $200,000,000 principal amount of the Company's 11-1/8% Senior Subordinated Notes due 2006 (the "Exchange Notes") to be issued under an Indenture dated as of July 15, 1996 (the "Indenture") between the Company and United States Trust Company of New York, as trustee (the "Trustee").

               In connection therewith, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of the Company's Certificate of Incorporation, its Amended and Restated By-laws, minutes and resolutions of its Board of Directors and shareholders, the Indenture and such other documents and corporate records relating to the Company and the issuance of the Exchange Notes covered by the Registration Statement as we have deemed necessary or appropriate for purposes of rendering this opinion.

               In our examinations of documents, instruments and other papers, we have assumed the genuineness of all signatures on original and certified documents and the conformity to original and certified documents of all copies submitted to us as conformed, photostatic and other copies. As to matters of fact which have not been independently established, we have relied upon representations of officers of the Company.

               Based upon the foregoing examination, information and assumptions, it is our opinion that upon execution of the Exchange Notes by the Company, authentication of the Exchange Notes by the Trustee and issuance and delivery of the Exchange Notes in the manner provided in the Indenture and the Registration Statement, the Exchange Notes will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms and entitled to the benefits provided by the Indenture.
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Pierce Leahy Corp.

October 2, 1996
Page 2

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               The opinion set forth above is subject to the qualification that the enforceability of the Exchange Notes and the Indenture may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, moratorium and other laws affecting the rights of creditors generally and by equitable principles.

               We hereby consent to the reference to our firm in the Registration Statement under the Prospectus caption "Legal Matters" and to the inclusion of this opinion as Exhibit 5 to the Registration Statement.

                                                   Very truly yours,



                                                   COZEN AND O'CONNOR